Exhibit 10.52

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “    *    ”

COMMERCIAL LEASE

BETWEEN THE UNDERSIGNED :SCI 39/41 rue Cambon, a property partnership incorporated under civil law with capital of 970 euros and registered address at PARIS (75008) – 5, boulevard Malesherbes, registered in the PARIS companies’ register under number 345 050 959, represented by Olivier BOSSARD, acting in the capacity of Deputy Managing Director of the Offices Division and duly authorised for the purposes of this agreement,

Henceforth referred to as:

The “LESSOR”

ON THE ONE PART,

AND

Euronext Paris SA, a public limited company with capital of 130,332,568.00 euros having its registered address in PARIS (75002) – Palais de la Bourse – Place de la Bourse, registered in the PARIS companies’ register under number 343,406,732, represented by Messrs.  Serge HARRY and Georges FRANCOIS, duly authorised for the purposes of this agreement,

Henceforth referred to as:

The “LESSEE”

ON THE SECOND PART,

said LESSOR and LESSEE also referred to henceforth individually as the “PARTY” and together the “PARTIES”.

CONTENTS

•	ARTICLE 1: DESIGNATION OF THE LEASED PREMISES	3

•	ARTICLE 2: DURATION	3

•	ARTICLE 3: PURPOSE	4

•	ARTICLE 4: RENT	5

•	ARTICLE 5: UPDATING AND INDEXING	6

•	ARTICLE 6: GUARANTEE DEPOSIT	7

•	ARTICLE 7: REPORT ON RENTED PREMISES ONCE THE LESSEE TAKES POSSESSION	7

•	ARTICLE 8: RENTAL CHARGES AND CONDITIONS	8

•	ARTICLE 9: USE – SUB LETTING – TRANSFER - PLEDGING	15

•	ARTICLE 10: INSURANCE	16

•	ARTICLE 11 – LIABILITY AND CLAIMS	18

•	ARTICLE 12: DESTRUCTION OF THE RENTED PREMISES	19

•	ARTICLE 13: VISITS TO THE RENTED PREMISES	19

•	ARTICLE 14: RETURN OF THE RENTED PREMISES	19

•	ARTICLE 15: TAXES AND CHARGES	20

•	ARTICLE 16: CHARGES	20

•	ARTICLE 17: ENVIRONMENT – SANITARY CONTROLS	22

•	ARTICLE 18: MODIFICATIONS – TOLERANCE - INDIVISIBILITY	23

•	ARTICLE 19: TERMINATION CLAUSE – JURISDICTION - SANCTIONS	24

•	ARTICLE 20: DECLARATIONS BY THE LESSEE	25

•	ARTICLE 21: MISCELLANEOUS	25

•	ARTICLE 22: RENEWAL OF THE LEASE OR REFUSAL TO RENEW	26

•	ARTICLE 23: SERVICE ADDRESS	28

•	ARTICLE 24: COMPANY CANTEEN	28

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THE PARTIES HAVE AGREED TO THE FOLLOWING

The lessor is the owner of a property located at 39/41, rue Cambon in Paris (75001), used for offices, a company canteen and car park (henceforth referred to as “THE PROPERTY”.

Under the terms of a commercial lease dated 8 October 1996, the LESSOR has leased the LESSEE the entirety of the PROPERTY, with the exception of highways and car park access, for 9 years, expiring 1 March 2006.

By private agreement dated this day, the LESSOR and the LESSEE have agreed (i) to extend the lease from 8 October 1996 to 31 August 2006, (ii) to reduce the scope of the lease by returning to the LESSOR the third and fourth floors of the PROPERTY, and (iii) the realisation by the LESSEE and the LESSOR of certain work in the PROPERTY. partly financed by the LESSOR (henceforth referred to as the “EXTENSION AMENDMENT”).

Wishing henceforth to agree their contractual relationships at the end of the extension stipulated by the EXTENSION AMENDMENT, the PARTIES decided to agree a new commercial lease, which will take effect the day after said extension, namely 1 September 2006.

Herein, the LESSOR leases to the LESSEE, who accepts, pursuant to articles L.145 to L.145-60 of the Code of Commerce, those not abrogated by decree of 30 September 1953, amended, and subsequent texts, the premises below referred to as the “RENTED PREMISES”, pertaining to the PROPERTY

It is expressly stipulated that all clauses and conditions in this lease shall apply both during said lease and during any renewals or tacit renewals.

•              ARTICLE 1: DESIGNATION OF THE LEASED PREMISES

This lease refers to:

•         all private areas of the PROPERTY, including terraces accessible from floors 6 and 7, excluding floors 3 and 4,

•         and 51 parking spaces located in the PROPERTY basement. including two motorbike spaces,

for a gross letting area of around 13,517 m2, o/w around 1,089 m2 relates to the share of communal areas attached to private areas rented to the LESSEE. The LESSEE must keep communal areas as such, and is prohibited from using them for another purpose.

It is specified that the technical areas of the PROPERTY and storage rooms located in the basement of the PROPERTY are excluded from the RENTED PREMISES base.

The Parties refer to the consistency of the RENTED PREMISES as existing on the day the lease was signed, and plans of which are attached, for indicative purposes, in appendix 1. Any error in the designation of these premises may not justify any reduction or increase in rent, which has in particular been set according to the overall assessment carried out by the LESSEE of said premises.

The LESSEE declares that he knows the RENTED PREMISES as he has occupied them since 1 March 1991 in his capacity as tenant.

The Parties expressly agree that the RENTED PREMISES are a single and indivisible whole.

•              ARTICLE 2: DURATION

2.1.       This lease is agreed for a fixed period of 9 (NINE) years, which will commence on 1 September 2006 and end on 31 August 2015.

2.2.       By express agreement between the Parties, the LESSEE waives the option of giving notice at the expiry of the first and second three yearly period of the lease, such that he will only have the option, for the first time, to use his three yearly cancellation right at the end of the 9th year following the date the lease takes effect, namely 31 August 2015.

2.3.       In derogation to the above, the LESSEE has the right to give notice for the second three yearly expiry date, namely 31 August 2012, by paying the LESSOR, at the latest 30 days before his departure, a fixed and non reducible indemnity equivalent to thirteen months of rental excluding taxes and costs.

2.4.       The LESSEE, if he plans to give notice to the LESSOR for the aforementioned three yearly periods, namely either for the second three yearly expiry date under the conditions of article 2.3, or for the contractual expiry of the lease, or at any time during the tacit extension of the lease, must respect a minimum notice period of nine months, in derogation to the provisions of article L.145-9 of the Code of Commerce; notice must, nevertheless, nevertheless, be given by extrajudicial act.

2.5.       If, notwithstanding the provisions of the lease relating to the LESSEE’s option to terminate as stipulated in articles 2.1 to 2.4 above, the LESSEE decides to leave the RENTED PROPERTY at a date not corresponding to either of the two agreed expiry dates, all rental, calculated from the date of his effective departure date until the following agreed expiry date, will become immediately due,  even if the LESSOR has re-rented the rented premises; the costs, taxes and expenses of any type only being due until the RENTED PREMISES are leased again.

This clause is a determinant condition for the consent of the LESSOR to this lease, without which he would not have agreed it.

2.6.       Also, in the hypothesis described in 2.5, the LESSEE agrees    *    which include:

             —    *    including    *    granted by the LESSOR pursuant to the    *    as well as    *

             — the    *    defined pursuant to the    *   ,

             (henceforth referred to jointly as    *    )

             In this event, the total cost of    *    shall be immediately due and invoiced to the LESSEE under the following conditions:

                        (i) for their    *    if the lease is coming to an end, due to or as a result of the fault of the LESSEE, before    *    ,

                        (ii) for    *    if the lease is coming to an end due to or as a result of the fault of the LESSEE, between    *    and    *

                        (iii) for    *    if the lease is coming to an end due to or as a result of the fault of the LESSEE, between    *    and    *

                        (iv) for    *    if the lease is coming to an end due to or as a result of the fault of the LESSEE, between    *    and    *

             This stipulation is accepted by the LESSEE without prejudice to the option for the LESSEE to seek forced execution of the lease if he deems it appropriate.

2.7.       If notification is not given in the manner, timeframe and due dates agreed above, any notice from the LESSEE will be deemed null and void, without the LESSOR being obliged to notify the LESSEE, on reception of said notice, of irregularity.

•              ARTICLE 3: PURPOSE

3.1.       The RENTED PREMISES must be used by the LESSEE solely for office use, with the exception (i) of the premises located on the garden floor, for the use of the company canteen and described as such on attached plans (appendix 1), (ii) technical areas, as well as (iii) the premises located in the basement of the PROPERTY, for the use of parking, and described as such on attached plans (appendix 1).

3.2.       The authorisation given to the LESSEE to use RENTED PREMISES for the aforementioned use does not imply, on the part of the LESSOR, any guarantee that the LESSEE has obtained the necessary administrative authorisations in any respect whatsoever, or any other authorisations, nor carried out any procedures in this respect; the LESSOR may not incur any liability in this respect. Consequently, the LESSEE will make it, at all times, his personal business to obtain, at his cost and risk, all authorisations necessary to carry out his activities.

3.3.       The LESSEE may not request any exclusivity on the part of the LESSOR in relation to the other tenants or occupants of the PROPERTY.

The LESSOR will therefore maintain the right to rent or sell at his preference, as he deems appropriate, the other premises of the PROPERTY.

Nevertheless, In derogation to the above, The “LESSOR” is prohibited, except with the prior agreement of the LESSEE, from renting other areas of the PROPERTY to any entity carrying out in these premises an activity identical to that of the LESSEE, it being specified that “identical activity” is understood to mean (i) the activity carried out by a company on the market pursuant to article L.441-1 of the Monetary and Financial Code, (ii) the activity carried out by a clearing house, (iii) any activity involving the promotion of a company having an identical activity via a representative office.

•              ARTICLE 4: RENT

4.1.       Establishing the rent

This lease is granted and accepted via an annual rent excluding tax and charges of    *    plus VAT, at the cost of the LESSEE.

4.2.          *    and enforceability of the rental

Exceptionally, the LESSOR grants the LESSEE    *    such that the LESSEE will only be due to    *    .

The aforementioned annual rent indexed under the conditions of article 5 below will be divided into quarters, payable in advance on the 1st day of the quarter, in other words on 1 January, 1 April, 1 July and 1 October of each year, and for the first time on    *   .

The aforementioned annual rent indexed under the conditions of article 5 below will be divided into quarters, payable in advance on the 1st day of the quarter, in other words on 1 January, 1 April, 1 July and 1 October of each year, and for the first time on    *   .

Consequently, the first term will be calculated on a pro rata temporis basis depending on the time remaining until the end of the current quarter.

4.3.       Tax regime

Rent and all accessories related to this lease are understood as excluding VAT, the LESSOR having opted for the VAT tax regime. The LESSEE agrees, consequently, to pay the LESSOR, with said rent and accessories,  the amount of VAT or any other new additional or replacement tax which might be created, at the rate legally in force on the date of each payment.

If for any reason this lease must legally be subject to another tax, and, in particular, the “autonomous contribution on revenue from properties” or any other tax which might replace it, the LESSOR must bear the payment or reimbursement with all consequences springing from it.

4.4.       Payment methods

In order to facilitate the recovery of rental – principal and accessories, charges and, more generally, all sums due by the LESSEE to the LESSOR, under this lease, the LESSEE irrevocably authorises the LESSOR or the agent of his choice, to be deducted from the bank account indicated below, at their due dates, any pending amounts, namely:

Bank and Agency: 30004 BNP PARIBAS - AGENCE DES BANQUES

Sort Code:           *

Account n°           *

The LESSEE will this day send the LESSOR a copy of the printout of the request and authorisation for withdrawal, duly completed and signed and accompanied by a document giving details of the bank account.

The LESSEE will take all measures to ensure that his account has enough funds to cover withdrawals. For this effect, their amount will be notified to him by the LESSOR at least fifteen days in advance.

In the event of non respect for said obligation, having the consequence of leaving a sum unpaid at its normal due date, the provisions of article 19 below will apply.

In the event of change to bank details, the Lessee agrees to provide the Lessor, two months before the next due date, a new printout of the request and authorisation for withdrawal, duly completed and signed.

4.5.      Eventual maturity of full payment

The method of payment by bank withdrawal is mandatory, with the consequences that might spring from this should the LESSEE enable its application.

Nevertheless, when, after failure to pay the rent and charges due under the terms of this lease and delivery of formal notification, deadlines shall be granted to the LESSEE to settle any debts according to the schedule provided for this purpose by the appropriate jurisdiction, any payments springing from any due dates must, by express derogation to the provisions of article 4.4. be carried out by cheque or bank transfer.

4.6.       Possible action with a view to rent review

It is expressly agreed that by strict application of article L 145-38 of the Code of Commerce, The LESSEE agrees irrevocably only to bring an action to review the rental in the event that he can show evidence of a material modification of the local commercial factors in themselves leading to a variation of more than 10% of the rental value as defined in article 22 below, and is prohibited from demanding any review on any basis other than the modification of local commercial factors.

This clause is a determinant condition for the consent of the LESSOR to this lease, who would not, in any case have agreed this lease if the LESSEE could request a reduction in his contractual rent merely due to a reduction in the rental value, with local commercial factors having suffered no material modification themselves giving rise to a variation of more than 10% of the rental value.

•              ARTICLE 5: UPDATING AND INDEXING

5.1.       The PARTIES expressly agree that the rental stipulated above in article 4.1 (value at 1 March 2006) will be updated on the date the lease takes effect; namely 1 September 2006, based on the development of the national construction cost index published quarterly by the INSEE, without nevertheless this rental being lower than the amount described in article 4.1 of this lease.

The parties agree that the reference index taken into account for the application of this update will be the last index published on 1 March 2006 and the comparison index, the last index published on the date this lease takes effect (namely 1 September 2006).

5.2.      Rental will then be indexed, each year, every January 1st following the date the lease takes effect, based on the national construction cost index published quarterly by the INSEE.

The first indexation will be carried out by taking:

•  for a reference index, the last index published on the date this lease takes effect (namely 1 September 2006).

•  for a comparison index, the last index published at 1 January 2007.

For subsequent years, the annual rent will be indexed by taking as a base the rent for the past year and:

•  for a reference index, the comparison index having been used for the previous rental indexation,

•  for a comparison index, the index for the same quarter of the following year.

5.3.       The implementation of the indexation clause is not subject to any notification, indexation applying ex officio; the fact of not having immediately adjusted the rent will not give rise to any lapse in the right of the parties to claim the subsequent application of the index with retroactive effect.

5.4.       In the event that the comparison index is published late for any reason whatsoever, the last known index will be taken into account provisionally, and a readjustment will take place in relation to the principal and interest calculated at the legal rate, once the index in question appears.

5.5.       If for any reason the quarterly construction cost index published by the INSEE is no longer published, a new index will be established from official public conversion scales published by the INSEE.

5.6.       In the event that, for any reason whatsoever, the index chosen cannot be applied, the parties expressly agree to replace it with either the index published in replacement, or in the absence of this, a similar index chosen by agreement between the parties.

In the absence of agreement between the Parties, the replacement index will be determined by an expert appointed by them, and who will have the capacity of joint agent of the Parties. In the absence of agreement on the name of the agent, he will be appointed by the judge in chambers, at the request of the first party to apply.

The task of the designated expert will involve the choice or, as required, the establishment of an index legally usable for leases. His opinion must be given within 15 days of his appointment and will bind, irrevocably, the parties. Expert fees will be borne 50/50 by the LESSOR and the LESSEE.

5.7.       The LESSOR declares that the aforementioned indexation clause is an essential and determinant condition of agreeing to contract, without which this lease would not have been agreed.

•              ARTICLE 6: GUARANTEE DEPOSIT

The LESSEE will pay, to the LESSOR, at the latest by the time this lease takes effect, by way of guarantee deposit, a sum corresponding to three months of annual rent excluding taxes.

This guarantee deposit, which does not accrue interest, is aimed at guaranteeing that the premises are returned to the LESSOR in their original state, pursuant to article 8.6 below, payment of all repairs which are the responsibility of the LESSEE, ruled amicably or legally at the end of the lease, as well as all other sums which might be due by the LESSEE by way of rent, charges, reimbursable taxes, occupation indemnity, accessories or others, during the lease and until the keys are handed over.

This will be reimbursed to the LESSEE within 6 months of the return of the keys, after deducting all sums, as described above, owed by the LESSEE

In no case will the LESSEE have a right to compensation of all or part of the rent, charges or other accessories with the guarantee deposit.

The LESSOR will have the option at any time to use, without formality, the guarantee deposit for payment by way of compensation for owed rent,  charges, reimbursable taxes, accessories or others, the LESSEE must reconstitute said deposit at the first request of the LESSOR, under penalty of the termination clause if deemed appropriate by the LESSOR.

Compensation being expressly provided for, The LESSOR will exercise, thus, on the sums pledged to him, all prerogatives and related rights pursuant to articles 2073 and seq of the Civil Code. It is understood that, in the event of cancellation of the lease for any cause whatsoever, all rent, charges and other accessories until the expiry of the lease being immediately due, the guarantee deposit will be compensated automatically with the aforementioned sums.

This sum will also be increased or reduced when the rental amount is modified, so that always corresponds to three months of annual rent excluding taxes.

In the event that the LESSEE brings a collective procedure, ex officio compensation will take place between the amount of the guarantee deposit held and the sums due which are the object of the debt statement pursuant to articles L.612-24 and L.621-43 of the Code of Commerce.

In this event, the continuance of the commercial lease by the agent or liquidator in the capacity in which they act, pursuant to the law of 25 January 1985, codified in articles L 6210-29 and seq of the Code of Commerce. must result in the reconstitution of the guarantee deposit due under the terms of article 6 of this lease, regardless of the payment of rentals and charges deriving from the option exercised.

In the event of transfer, the sums held by way of guarantee deposit by the LESSOR will only be returned to the LESSEE, transferor, after deducting any sums due by the latter. Consequently, the transferor must pay the LESSOR, on the day of the transfer, the amount of the guarantee deposit due in execution of the lease pursuant to the terms and conditions provided below for the transfer.

By the latest on the date this lease takes effect (namely 1 September 2006). the LESSEE will have the option of substituting the guarantee deposit with a bank guarantee at first request according to the model attached in Appendix 2 of this lease.

•              ARTICLE 7: REPORT ON RENTED PREMISES ONCE THE LESSEE TAKES POSSESSION

7.1.       In the preamble, the LESSEE declares that prior to agreeing the lease he made a careful inspection of the rented premises, accompanied by all knowledgeable people, advisers, experts or professionals chosen and engaged by him and who could, thus, carry out all legal, fiscal, accounting and financial surveys and any inspection of the technical elements and equipment included in said premises.

It is also specified that the LESSEE has been the occupant of the rented premises since 1 march 1991, and is consequently perfectly aware of said premises.

Consequently, The LESSEE will take place of the RENTED PREMISES on the day the lease takes effect as stated in article 2.1, as is on the date this lease is signed, without exception or reserve and without any claim against the LESSOR, and without any guarantee from this latter for any cause whatsoever, in particular due to non compliance, for the current condition of said premises or their suitability for the LESSEE’s activity

Subject to the sole exception provided in paragraph 7.2 below, the LESSOR may not, therefore, ask the LESSOR or his agents to carry out any repair work or make the property compliant with standards, or add additional equipment (in particular in matters of safety).

7.2.       Nevertheless, if work is rendered necessary between the date this agreement is signed and the date it takes effect, and if this work is the result of legal requirements necessary for the LESSOR, thus creating an immediate and unavoidable obligation on his part to carry out said work, these will be carried out by the LESSOR under the conditions of article 8.7 below.

It is well understood that if such work is inherent in the use that the LESSEE will make of RENTED PREMISES, they must be carried out by the latter pursuant to article 8.3.3. and under the conditions of article 8.4 below.

7.3.       The parties expressly agree not to draw up a joint report on the site on the date the lease takes effect, and to refer to the configuration of the premises as defined in the RENTED PREMISES plans in appendix 1.

The parties mutually agree, on the date the lease takes effect that the RENTED PREMISES are:

•           in good condition,

•           deemed to exclude the following preparations, to which the parties agree that the LESSOR will not carry out:

•   movable partitions,

•   automatic switchboards,

•   invertors,

•   installations, distribution bays and low voltage wiring,

•   generally, all installations such as computers,

•   1st floor management kitchen and related facilities,

•   tea making and related facilities,

•   antennae,

•           but is deemed to include the work and preparation carried out before this agreement is signed, in relation to the company canteen and connected kitchens, the Club restaurant (7th floor) and related kitchens).

(henceforth “THE INITIAL PROPERTY REPORT”).

The outgoing report, in comparison with “THE INITIAL PROPERTY REPORT” makes it possible to determine the nature and cost of the work necessary to restore the premises at the cost of the LESSEE under the conditions of article 14 of the lease.

•              ARTICLE 8: RENTAL CHARGES AND CONDITIONS

The parties, during the lease and any agreed extensions, tacit extensions and renewals, will be subject to obligations result from the law, custom or any other regulations, as well as the following obligations that the LESSEE agrees to fulfil.

8.1.       Use of the RENTED PREMISES by the LESSEE

8.1.1       The LESSEE agrees to use the RENTED PREMISES pursuant to articles 1728 and 1729 of the Civil Code, honourably and peaceably, for the use defined in article 3.1 above, to the exclusion of all other activities.

8.1.2       The occupation of RENTED PREMISES by the LESSEE must not lead to any violation or complaint or claim from any party whatsoever, in particular the other occupants of the PROPERTY. The LESSEE must use the RENTED PREMISES as a responsible person and will thus take personal responsibility for all problems caused to the LESSOR by him, his staff or visitors, such that he will never be concerned and will be guaranteed for any consequences that may result.

Nevertheless, in the event that the LESSOR has to pay any sums due to the LESSEE, same will be bound to reimburse him immediately.

8.2.       Furnishing and use of the RENTED PREMISES by the LESSEE

8.2.1       Furnishing

The LESSEE must keep the RENTED PREMISES constantly equipped with furniture, furnishings and materials, to the exclusion of all goods.

8.2.2       Use

The LESSEE must keep the RENTED PREMISES in a continuous state of effective use.

8.3.       Authorisations and regulations relating to the PROPERTIES RENTED by the LESSEE

8.3.1       Authorisations

The LESSEE must take personal responsibility, at his exclusive costs, for obtaining all administrative or other authorisations relating to the use of RENTED PREMISES or carrying out his activity.

the LESSOR may not, consequently, incur any liability in the event of refusal or delay to the obtention or renewal of these authorisations, or their withdrawal.

8.3.2       Respect for regulations

The LESSEE, who assumes for the duration of the lease responsibility as Company Head, must comply with all laws, regulations, ordinances and authorisations applicable to the RENTED PROPERTY, in particular, and without this list being limitative, roads, safety, security, health, the environment, employment regulations, Establishments Open to the Public (ERP), rules defined by the Plenary Association of Fire Insurance Companies (APSAI), instructions in the building permit and the post-work intervention file (DIUO) relating to the property, instructions from firemen and safety agents, and active and passive easements that might encumber the PROPERTY such that the LESSOR will never be concerned for non respect by the LESSEE of the above provisions.

8.3.3       Compliance of RENTED PROPERTIES

The LESSOR must carry out all work to ensure compliance with standards which are its responsibility as owner of the PROPERTY, and based on:

(i)      the applicability of existing regulations,

(ii)     the entry into force of existing regulations, not applicable to RENTED PREMISES when this lease is signed, but become so after this date either by the effect of said regulations or the effect of an amending legislative and/or regulatory provision,

(iii)    the entry into force and/or applicability of new regulations,

and, when such compliance to standards is required by any administrative or legal authority, in particular by way of injunctions. It is nevertheless specified that the LESSOR need only carry out this work to the extent required by the schedule or deadlines that might be imposed by regulations of the government. Also, in the event that the LESSEE wishes this work to be carried out within a period shorter than those imposed by the government, the LESSEE will bear the cost.

It is, nevertheless, agreed that if this work is inherent to the specific activity that the LESSEE carries out in the RENTED PREMISES, or of they result from compliance with standards of the work or equipment of the LESSEE himself, they must be carried out by the latter under the conditions of article 8.4 below.

Thus, in the event that the government or any other authority which demands at any time modification of the RENTED PREMISES, of whatever type, linked to the specific use of the RENTED PREMISES by the LESSEE, any charges relating to this modification and, consequently, any adaptation work necessary to make them compliant with his activity or standards which have become applicable will be fully borne by the LESSEE, who is bound even if this requirement is the consequence of force majeure or if the resulting work is covered by article 606 of the Civil Code. Consequently,  the LESSEE will comply, at his exclusive costs, in relation to the regulations covered in article 8.3.2, and the related consequences, with all instructions, claim or injunction that may be issued by the competent bodies relating to the use made of RENTED PREMISES

8.4.      Work by the LESSEE

8.4.1        The LESSEE is, by signing this lease, authorised to carry out work necessary for usufruct of the RENTED PREMISES and limited solely to preparations relating to furnishings, namely:

• paint,

• changing carpets,

• replacement or instalment of wiring in RENTED PREMISES through plinths or false ceilings planned for this purpose,

• movement or creation of movable partitions, movement or creation of elements following this work.

Prior to carrying out work, and when significant, the LESSEE must inform the LESSOR, by registered mail with notification of receipt, of the list of work planned and the duration of same.

A summary of the work carried out during the previous year will be sent by the LESSEE to the LESSOR during the first quarter of the current year, in the form of updated and/or descriptive plans, depending on the nature of the work in question.

8.4.2        Other than the preparatory work pursuant to article 8.4.1 of this lease, the LESSEE agrees not to carry out in the RENTED PREMISES work of any type whatsoever, in particular:

• any perforation of structures, any modification or creation of structures,

• any change to the layout or construction,

• any demolition, including decorative elements, air conditioning, electrical or electronic installations,

• any piercing or destruction of any façade elements, roofing, flooring, ceilings, walls, fixed partitions, paving, arches or posts.

Nevertheless, if the LESSEE desires, all the same, to carry out such work, he must ask the LESSOR, who must expressly authorise it within the framework of the procedure described below.

Said authorisation must be given within the following framework:

• a request from the LESSEE will be sent to the LESSOR and will contain the list of planned work, and in relation to which the LESSOR may:

• either issued a reasoned rejection

• or send the request for instruction to his agent responsible for the maintenance of the PROPERTY, who may claim a list of additional documents directly from the LESSEE,

• in the event that the aforementioned agent has requested documents, the LESSEE must hand them over, by registered mail with notification of receipt,

• there will then be a deadline of one month following reception of the last document requested by the agent, at the end of which the LESSOR will inform the LESSEE of his decision whether or not to authorise the planned work; silence on the part of the lessor will be deemed refusal to authorise said planned work. The agreement in principal given by the LESSOR will be, nevertheless, subject to respect by the LESSEE of technical specifications which will define the obligations of the LESSEE as to the realisation of work in the property of the LESSOR, and which will constitute, also, one of the conditions for the authorisation of the LESSOR.

Any breach on the part of the LESSEE of the above procedure will involve the obligation of the latter to restore the RENTED PREMISES to their original condition and, if the LESSOR deems it appropriate, application of the termination clause contained in the lease.

8.4.3          If the work of the LESSEE gives rise to restoration work not provided for originally (in particular on structures and/or parts not rented to the LESSEE) and for any reason whatsoever, this work will be at the sole cost of the LESSEE; their realisation must be subject to the same formalities as those laid down in paragraph 8.4.2 above.

8.4.4           The LESSEE will make it his personal business to obtain all certificates, studies and authorisations of any type (administrative, architects, neighbours,..) that may be necessary for the completion of work, notwithstanding the authorisation of the LESSOR.

Generally, said work must be carried out under the full responsibility of the LESSEE, and by professionals under the control of the architect/s, the design office and the inspection office, following best practice pursuant to the law, regulations in force, the “REEF” (Collection of elements useful for the establishment and execution of building projects and contracts in France), internal regulations of the PROPERTY, if any, and respect for other tenants or occupants of the PROPERTY.

Also, in order to ensure the best conditions of use and maintenance of the PROPERTY, the LESSEE must comply with the instructions of the LESSOR, internal regulations of the PROPERTY, if any, and any modifications that the LESSOR may make.

8.4.5.          In all cases where the LESSEE carries out work, whether pursuant to article 8.4.1, articles 8.4.2 to 8.4.4 or article 8.5 of the lease, the authorisation of the LESSOR will not imply any liability on his part.

Consequently, the LESSEE agrees not to bring any action against the LESSOR, even if the work or contractors have been approved by the LESSOR.

It is specified that the authorisation given by the LESSOR will be an authorisation in principle and,  in any case shall the LESSOR guarantee that the work to be carried out (i) is not likely to give rise to work not originally planned, (ii) are suitable for completion pursuant to the plans and wishes of the LESSEE, and within the deadlines he anticipates, or (iii) can be carried out without meeting obstacles inherent to the structure and general equipments of the RENTED PREMISES or the PROPERTY and/or the obtention of administrative and other authorisations necessary.

The LESSEE agrees to compensate the LESSOR for any tangible or intangible damage that his work or their studies may have caused the LESSOR, notwithstanding the authorisation that the latter may have given, namely: loss of rent, loss of property value, various deteriorations, various other costs and obligations, or any costs incurred by claims by different occupants of the PROPERTY,

8.5.       Upkeep and repair of RENTED PREMISES by the LESSEE

Under the conditions defined in article 8.4 above, the LESSEE agrees to the following obligations:

•       The LESSEE must keep the RENTED PREMISES, for the duration of the lease, in good conditions of rental repair and upkeep, and carry out all repairs that may be necessary, whether major or minor, without distinction, including those due to wear and tear, by derogation to article 1755 of the Civil Code, but with the exception of only those repairs covered by article 606 of the Civil Code, which will be exclusively borne by the LESSOR, except when these are the consequence of the specific activity of the LESSEE.

In all cases, the LESSEE will remain liable for the consequences that might result from the execution or the non execution of repairs incumbent on him.

•       The LESSEE must keep in a good condition of upkeep, operation, safety and cleanliness all RENTED PREMISES, glass, plumbing, metalwork, woodwork, electrical, computer and bathroom or other equipment. He will be responsible for accidents caused by and to these objects.

•       The LESSEE must repaint the RENTED PREMISES as often as necessary.

•       The LESSEE must keep flooring in good condition, in particular fix, when they appear, stains, burns, tears, holes or splits, and ensure safety of use and movement, so as to restore them at the end of the lease in good rental condition.

•       Generally, he will repair as and when necessary any deterioration that may occur in relation to the RENTED PREMISES, and replace if appropriate that which could not be repaired.

•       In derogation to the above, technical facilities and communal areas which have been the object of additional work by the LESSOR, as defined in the EXTENSION AMENDMENT, must be kept in perfect condition during this lease.

8.6.       Work, Upkeep and repair of RENTED PROPERTIES by the LESSEE at the end of the lease

In the event that the LESSEE departs during or at the end of the lease, this latter must return the RENTED PREMISES after restoring them, fully or partly, to their initial state, as defined in article 7.3 of this lease, and in good condition of rental upkeep, cleanliness and repair, including repairs due to wear and tear, all at his exclusive costs, it being expressly agree that the authorisation given by the LESSOR for the completion of the work by the LESSEE in no way limits this initial obligation of restoration by the LESSEE.

Nevertheless, the LESSOR has the alternative option of asking the LESSEE to restore the RENTED PREMISES to their current condition and in good upkeep, including all furnishings, whether partitions, layout, improvement, modification or repair, all of which must become the property of the LESSOR without compensation of any type and by way of accession at the end of this lease or before this date if the lease is cancelled early. The decision by the LESSOR to use this alternative option must be notified to the LESSEE at the latest 4 months before the departure of the LESSEE. Otherwise, the RENTED PREMISES must be returned in their initial condition, as defined in article 7.3 of this lease.

In derogation to the above,

(i) the LESSOR will not require the LESSEE to change the carpet or any tiles in the false ceiling, nor repaint walls, solely due to the removal of movable partitions, (ii), technical facilities and communal areas which have been the object of additional work by the LESSOR, as defined in the EXTENSION AMENDMENT, must be restored to perfect condition at the end of the lease, without the LESSOR requiring the LESSEE to restore them to their original condition pursuant to article 7.3 of this lease.

(iii) The LESSOR henceforth agrees to agree to, at the end of the lease, the work described within limits in appendix 3 and financed by the LESSOR and carried out by the LESSEE subject to the EXTENSION AMENDMENT:

(a)     as long as it has been carried out in line with the requirements of the EXTENSION AMENDMENT,

(b)    and with the exception of work relating to the section in appendix 3 headed “Safety of cooling equipment for computer areas” and the category of work headed “work on securing floor bearings” in the event that those airlocks set up differ from those set up by the LESSOR on floors 3 and 4, for which the LESSOR reserves the right to request at the end of the lease the restoration of the premises in question to their initial condition.

8.7.       Work by the LESSOR

In the framework of work to be carried out by the LESSOR:

•    The LESSEE must enable, without compensation or reduction of rent, by derogation of article 1724 of the Civil Code, and even when work lasts for more than 40 days, any repairs, improvement work and any modifications, that the LESSOR carries out in RENTED PREMISES or in the PROPERTY, and, even if this work is the result from the implementation by the LESSOR of a completion bond, two yearly and ten yearly. The LESSOR agrees to do all possible to minimise any disruption caused to the activity of the LESSEE due to the realisation of the aforementioned work.

•    The LESSEE shall accept any modification to connections, replacement metres or internal facilities that may be required by utility companies – water, electricity, hot and cold water or telecom, and will allow any duct or conduit necessary to pass through the RENTED PREMISES.

•    The LESSEE must install immediately then, subsequently, replace any form work, signs, fixtures or decoration, as well as any installation carried out, and whose removal is necessary for the execution of all work by the LESSOR or, more specifically, to search for and repair leaks of any type, cracks to smoke or ventilation ducts, in particular after fire or flooding, at the cost of the LESSOR

•    The LESSEE must allow at all times the opening of inspection hatches and access mechanisms for work on ducting for electricity,

•    plumbing,

•    telephones and any technical equipment and new technologies serving other contiguous premises,  if they exist, as well as access of workers for any connection work

•    He will give access to the RENTED PREMISES, to the LESSOR, his agents, architects, contractors and workers, for any visit, repair or upkeep work. Except in the event of emergency, all visits shall be subject to notice of at least 24 hours.

•     By derogation of article 1723 of the Civil Code, the LESSOR or his agent reserves the right, for the duration of this lease, and without having to obtain the approval of the LESSEE, to make any changes or modification to communal areas of the PROPERTY, to modify any access, any stairs or escalators in the PROPERTY, to temporarily restrict access to part of the communal areas of the PROPERTY, and to take any measures for this purpose, it being nevertheless specified that normal usufruct of the RENTED PREMISES and their access in conditions of perfect compliance with various applicable regulations must be maintained.

The LESSOR waives any claim for compensation or reduction of rent or charges due to the above facts, whatever the consequences for him.

•            The LESSEE waives any claim against the LESSOR or his agent or insurance company, for a reduction of rent or reparations for damages in relation to work carried out on a public highway or by neighbours, by other occupants of the PROPERTY and, generally, by other users of the PROPERTY, whatever the damaging consequences for him.

8.7.1       The LESSOR envisages the possibility, without this option constituting any obligation on his part, to connect the PROPERTY to Climespace. In this event, connection costs, including the R’2 section of the corresponding contract, will be borne by the LESSOR.

In the event that:

(i)            Connection to Climespace is technically possible; in other words, in particular that the distribution network is set up by Climespace on rue Cambon, and that Climespace has sufficient capacity to meet the needs of the PROPERTY;

(ii)           Nevertheless, the LESSOR does not wish to proceed with this;

(iii)          It is deemed necessary to replace one or several sets of cooling equipment currently in existence;

(iv)          It is shown that the replacement is rendered necessary due to normal wear and tear of facilities in the context of use and maintenance in line with best practice;

in this case half of the cost of the first replacement of this cooling equipment will be borne by the LESSOR; in all other cases the cost will be fully borne by the LESSEE.

8.7.2        The LESSEE is also informed that the LESSOR reserves the right, without this option constituting any obligation on his part, to modify the current configuration of the PROPERTY reception, such that occupants on the third and fourth floors of the PROPERTY have a separate reception to that of the LESSEE.

8.8.       Stores, boards, signs and antennae.

No additional store or antenna, board, sign or installation of any type affecting the external aspect of the property may be put in place without first receiving the written agreement of the LESSOR. The same applies to the interior of the PROPERTY in communal areas and private areas visible from the communal parts of the PROPERTY for any board or sign, as well as any installation incompatible with the status of the PROPERTY and its occupants.

The LESSEE must also request, at his exclusive costs, all necessary authorisations from the government, under law or from third parties or others, and bear an inconvenience caused by said installations.

Installations must be carried out in respect for the provisions and conditions stipulated above for work by the LESSEE.

The LESSEE must, also, remove at his costs said installations when he leaves and restore the premises or elements in which these installations were placed to their original condition.

8.9.       Special requirements

8.9.1       Respect for neighbours

As defined in article 8.1 of this lease, it should be remembered that the LESSEE must not cause any problems for the neighbours of the PROPERTY.

For this effect, the LESSEE may not use, event temporarily or occasionally:

•  any communal part of the PROPERTY for packing or unpacking, storage or placement of counters, vending machines or other installations, it being agree that he must also permanently leave emergency exits unblocked by any furniture or object whatsoever,

• any slow burning device,

• any loudspeaker or broadcast system which can be heard outside the RENTED PREMISES, any electrical device or disturbance to radio, telephone or television broadcasts.

Generally, The LESSEE must refrain from any activity disturbing or likely to disturb the peaceable usufruct of other occupants of the PROPERTY or neighbouring properties. Consequently, he must immediately remove any machinery installed if their operation, despite the precautions taken, cause any justified complaints from other occupants of the PROPERTY or neighbouring properties.

The LESSEE must refrain from any dangerous, disruptive or unhealthy activity. He must take all useful measures to prevent any unpleasant odours. He must refrain from disposing of any corrosive products or those at risk of blocking any conduits or pipes, and he must not store in the RENTED PREMISES any toxic or damaging objects, compressed gas, radioactive or corrosive material, and generally all dangerous, flammable products, or those which could endanger the health or safety of occupants of the PROPERTY.

The LESSEE must take all measures to avoid the presence and spreading of rodents, insects, etc. and, as applicable, to destroy them.

The LESSEE may not carry out, in the RENTED PREMISES, any public sale of furniture or other objects.

8.9.2       Fluids – Utility connections

The LESSEE must sign all subscriptions for electricity, water, telecommunications and, generally, all fluids necessary.

He will take personal responsibility, when returning the keys to the LESSOR, to cancel all lease contracts that he may have signed for these specific installations.

He will directly pay the services in question the corresponding amount for subscriptions, fees and consumption.

8.9.3       Flooring

The LESSEE must not subject to the floors to loads greater than they can bear, under pain of being liable for any disruption or accidents, which he will repair without prejudice to any damages.

8.10.     Parking spaces

8.10.1     The LESSEE may only use parking spaces to park private vehicles of his employees or visitors, to the exclusion of all other activities of repair, emptying, washing.

He must not store any material, object, furniture or goods of any type, in particular: tyres, barrels of oil or petrol.

He must respect operating and safety rules for car parks resulting from the guidelines given to him by the LESSOR or internal regulations, if any.

8.10.2     The LESSEE must collect and return at the first request of the LESSOR any magnetic cards or, generally, ant means of access that he has been issued, so they can be regularly replaced or validated, or at the end of the lease.

•              ARTICLE 9: USE – SUB LETTING – TRANSFER - PLEDGING

9.1.       Use

The LESSEE must personally use the RENTED PREMISES and may not grant usufruct to any person whatsoever, in any way, event temporarily, free of charge or at cost. Neither may he grant domiciliation. in any way whatsoever, event temporarily, free of charge or temporarily. He may not, furthermore, grant domiciliation.

9.2.       Sub letting

All total or partial sub lets are prohibited.

By derogation to this prohibition in principle, the LESSEE is authorised to sub let and domicile, under the following conditions, to any company controlled by the LESSEE or controlled by the same body as that controlling the LESSEE (as defined below), including this body, part of the RENTED PREMISES after having informed the LESSOR of this by registered mail with notification of receipt, inviting the LESSOR to agree to participate in the sub letting act.

For the requirements of this lease, a company is deemed to be controlling another when it holds, directly or indirectly, the majority of voting rights in this company.

The subsidiary links thus defined must be maintained for the duration of the sub tenancy, and the LESSEE must provide evidence of this to the LESSOR at his first request, and for the first time when signing the sub tenancy.

It is understood that the RENTED PREMISES, as jointly intended by the parties, are deemed to be indivisible, it being recalled that the LESSEE must, in particular, continue to operate his business in the RENTED PREMISES.

Also, the LESSEE may be authorised to sub let to any third party companies a maximum total surface area of 3,500m2.

This authorisation will only take effect as of the second year of the lease, namely 1 September 2007.

Also, The LESSEE is prohibited from carrying out, before 1 July 2007, any marketing measures for sub letting purposes, unless the LESSOR has fully rented the third and fourth floors of the PROPERTY before this date. In this event, the LESSOR agrees to notify the LESSEE that the third and fourth floors of the PROPERTY have been fully rented and, consequently, the LESSEE is authorised to carry out any measures for the purposes of sub letting.

By express derogation to the above, the LESSOR authorises the LESSEE to maintain in place all sub tenants external to the EURONEXT group currently present in the PROPERTY to a maximum surface area of 500m2 (five hundred metres square).

Finally, the LESSOR henceforth authorises the LESSEE to carry out marketing of the RENTED PREMISES with the “Court of Accounts”, to which the LESSOR gives his agreement in principle as to sub tenancy, as of 1 July 2007, in the context of a temporary sub tenancy contract linked to the project of restructuring the Court of Accounts, and for which, in this context, the duration must not exceed 36 months. As of 1 July 2007, the LESSEE will be free to offer space to the Court of Accounts under the aforementioned conditions for sub letting to third party companies.

All these derogations and special provisions are covered by the aforementioned limit of authorisation to sub let to any third party company a maximum surface area of 3,500 m2.

It is specified that this lease is an indivisible whole, both materially and as mutually agreed by the parties, the LESSEE remaining in any event solely liable for the correct execution of all clauses in the lease in respect of the LESSOR. Any sub tenancies that may have been agreed may not, furthermore, grant the sub tenant more rights than are held by the LESSEE.

9.3.       Transfer of goodwill

The LESSEE may not, in any case transfer his right to this lease. He may only do so on the event of transfer of his goodwill, nevertheless having first requested the written authorisation of the LESSOR.

The transferor, assignee and successors of same in the event of successive transfers shall remain guarantors of any jointly and severally liable for payment of rental, their accessories, occupation indemnities due, as applicable, as well as the execution of all clauses of this lease, whatever the period during which the goodwill is operated by either party. This joint and several guarantee will be due by any assignee on behalf of any transferors, and reciprocally by any transferor on behalf of any assignee, for the entire residual period of this lease and any tacit extension, without the LESSOR being bound to carry out any formalities or claim in the event that payment deadlines are granted amicable or legally to the main debtor. The guarantee shall remain due in the event of cancellation of the lease for any cause whatsoever, during the effective occupation period of premises until they are effectively and fully released and the keys are handed over.

The LESSOR shall be called to participate in the transfer act,  fifteen days before the effective signing date of same, by registered letter with notification of receipt, to which shall be attached the draft definitive transfer document, which must be authenticated. This document shall be dispatched without charge in the month it is signed, so it can be enforceable.

Also, any transfer document must expressly refer to the obligation on the part of the assignee to fully pay the guarantee deposit to the LESSOR, on the day the document is signed, the deposit guarantee previously paid by the transferor being reimbursed by the LESSOR to same under the conditions pursuant to article 6 of this lease.

Finally, It is specified that the LESSEE must. prior to the transfer, be up to date with all rental payments, charges and accessories, and will take personal responsibility for salaries, tax and social costs.

9.4.       Pledges

Any pledge granted by the LESSEE relating to the goodwill operated in the RENTED PREMISES must be fully notified to the LESSOR within one month of its inscription.

•              ARTICLE 10: INSURANCE

10.1.    Insurance taken out by the LESSOR

The LESSOR has taken out an insurance policy guaranteeing both property, and the pecuniary consequences of enforcing the civil liability of the property owner.

10.1.1.       Insurance of goods

The insurance contract taken out by the LESSOR guarantees all buildings, general and technical facilities deemed as fixed property by nature or purpose, communal furniture, against the following main risks:

fire, explosions,

electrical damage,

flooding,

storms, hurricanes, hail, weight of snow,

strikes, riots, coups and acts of vandalism,

natural disasters;

goods are insured to their as new value, it being specified that this will evolve in line with the index provided for in the insurance policy/ies.

The insurance includes guarantee for loss of rental following guaranteed material damage.

Also, the insurance contract includes the “Claims by neighbours and third parties” guarantee following a fire, explosion or flooding affecting the insured goods.

The LESSOR and his insurers declare that they waive any claim against the LESSEE and his insurers for risks guaranteed in the contracted described below which mentions this provision.

10.1.2.       Liability Insurance

The insurance policy taken out by the LESSOR guarantees the pecuniary consequences of liability that might be incumbent on him, due to the work owned by him, due to physical, tangible and intangible damage consequently caused to third parties.

10.1.3        Reimbursement of insurance premiums

The LESSEE must reimburse the LESSOR, on top of rent and charges, and at the first request of the latter, his share of the premiums resulting from the policies described above in chapters 10.1.1 and 10.1.2. This reimbursement will be subject to VAT.

10.2.    Insurance taken out by the LESSEE

10.2.1.       Insurance of goods

The LESSEE must also request, against the following main risks:

fire, explosions

electrical damage,

flooding,

storms, hurricanes, hail, weight of snow,

strikes, riots, coups and acts of vandalism,

natural disasters;

theft,

broken glass,

(a) all fixtures,

(b) furniture, equipment, merchandise and, in general, all goods.

The contract/s must grant a guarantee for claims of neighbours and/or third parties, as well as problems of usufruct.

The LESSEE and his insurers declare that they waive any claim against:

• The “LESSOR” any company in his Group, his agents and their insurers,

• all tenants and, more generally, against all other occupants, as well as their insurers.

This provision shall be mention in the insurance policy taken out by the LESSEE.

10.2.2.       Insurance for additional costs or operating losses.

The LESSEE shall take out a policy guaranteeing additional operating costs or operating losses following damage affecting his goods or that of the LESSOR.

10.2.3.       Liability Insurance

The LESSEE shall take out an insurance policy guaranteeing the pecuniary consequences of liabilities that may be incumbent on him, due to his activities and the use of premises, due to physical, tangible and intangible damage consequently caused to third parties and involving the following minimum capital per event:

• physical damage ..................................................      6 000 000 € (six million euros),

• consecutive tangible and intangible damage..        800,000 € (eight hundred thousand euros),

the above minimums may be reviewed at the request of the LESSEE

10.2.4.       Insurance taken out by the LESSEE in the event of work

The LESSEE, in the event that he carries out work, shall take out:

• a “Civil liability” policy, with a view to covering damage caused to third parties, due to the execution of his work;

• a “works damage” policy, allowing him to meet the legal obligations laid down by articles 1792 to 1792-6 of the Civil Code, and, pursuant to the provisions of law 78-12 of 4 January 1978;

• if he deems necessary, an “all site risks” policy, to cover damage that might occur during work until definitive reception of same.

10.3.    Obligations of the LESSEE

With a view to ensuring compliance with the above stipulations, the LESSEE must pay the LESSOR, each year at the beginning of the financial year, an insurance declaration from his insurers.

The insurance declaration must mention at least the guarantees required above in articles 10.2.1, 10.2.2 and 10.2.3, and the corresponding amounts.

The LESSEE must maintain and continue said insurance for the whole duration of the lease, regularly pay premiums and provide evidence of this to the LESSOR when requested.

the Lessee agrees to notify the Lessor, on subscription and during the lease, all elements likely to aggravate the risk and modify the premium applicable to the rented premises.

The LESSEE must provide free access to premises for the insurer of the LESSOR so he can properly assess the risks to cover.

The LESSEE also agrees to respect usual obligations in site protection matters, and to comply with any decision taken by the LESSOR to meet any technical modifications requested by the insurers, or their recommendations.

The LESSEE shall declare to his insurer on the one part, and simultaneously to the LESSOR on the other, any significant event, as soon as he becomes aware of it, and within fifteen days of its occurrence at the latest.

•              ARTICLE 11 – LIABILITY AND CLAIMS

Without prejudice to the waiver of claims pursuant to article 10, the LESSEE waives any claim for liability against the LESSOR, any company in his Group, the agent of the LESSOR and their respective insurers, and agrees to obtain the same waivers from his own insurer for the following cases:

• In the event of theft, attempted theft, or other criminal acts committed in rented premises or communal areas, the LESSOR himself not bearing any obligation of supervision,

• in the event of malfunction or interruption to lifts, water, electricity, telephone, air conditioning, generators, all IT systems and new technologies, if they exist. Also, any cancellation of a service may not give rise to any compensation or reduction in rent for the LESSEE. The LESSOR agrees on his part to take all measures necessary to restore said fluids to the extent that he is responsible for the management of said equipment or signatory to contracts for the provision of said fluids,

• in the event of damage to the RENTED PREMISES and/or furniture therein, following leaks, flooding, damp or other circumstances,

• in the event of actions causing damage on the part of other occupants of the PROPERTY, their personnel, providers and customers, any third party in general,

in the event of expropriation for public utility, all rights of the LESSEE being reserved against the expropriating party.

• In the event of contamination of heating, water and air conditioning networks.

The LESSEE and his insurers declare that they waive any claim against the LESSOR, any company in his Group, his agent and their respective insurers, compensation for loss of usufruct or operating losses due to the interruption, total or partial, of operation for any reason whatsoever.

•              ARTICLE 12: DESTRUCTION OF THE RENTED PREMISES

In the event that, following a fire, an explosion for any cause whatsoever, or any other incident, the RENTED PREMISES are destroyed or rendered completely unfit for use, this lease will be cancelled ex officio without compensation.

By derogation of article 1722 of the Civil Code, and notwithstanding the fact that the RENTED PREMISES are only partially destroyed or rendered unusable for no longer than six months, the LESSEE may obtain a reduction of rental only in line with the surface area destroyed or rendered unusable, to the exclusion of the cancellation of the lease.

In the event that due to causes beyond the LESSOR’s control, the reconstruction or use of the RENTED PREMISES is deemed impossible beyond the aforementioned 6 month period, and even in the event that it is only partially so, this lease will be cancelled ex officio, without any compensation for the LESSEE, full benefit of property insurance compensation being taken by the LESSOR.

•              ARTICLE 13: VISITS TO THE RENTED PREMISES

The LESSOR reserves, for him and any person representing him or duly authorised, a right to visit the RENTED PREMISES:

• 24/24 in the event of emergency, in order to take any measures to conserve his rights and/pr to carry out any repairs necessary to the PROPERTY,

• and, subject to notice of 72 hours for any other reason, it being understood that the LESSOR may not abuse this right and will do all possible to avoid disturbing the activity of the LESSEE, and shall be accompanied,  if this latter so wishes, by one of his representatives.

Also, once notice has been given, or during the last nine months of usufruct or in the event of sale of the PROPERTY or RENTED PREMISES, the LESSEE must allow visit to the RENTED PREMISES by potential tenants or purchasers accompanied by the LESSOR or his agent, all working days, from 9h to 18h, it being nevertheless understood that, as much as possible, notice of 24 hours will be given.

Within the notice period prior to the expiry of the lease or in the event that the premises not leased by the LESSEE are marketed,  the LESSOR may place on the facade a sign or banner, respecting the status of the site and in relation to the areas to be rented.

A set of keys and/or entrance badges will be kept permanently with the PROPERTY caretaker or the body responsible for its technical management.

•              ARTICLE 14: RETURN OF THE RENTED PREMISES

14.1.     One month before leaving, the LESSEE must provide evidence, by presenting receipts for payment of contributions owed by him, both for the past and current year, and all owed rental and charges, and inform the LESSOR of his future address.

14.2.     The LESSEE must also keep the RENTED PREMISES in good condition of upkeep, cleanliness and rental repair (with the exception of technical facilities and communal areas which have been the object of additional work by the LESSOR, as defined in the EXTENSION AMENDMENT, must be restored at the end of the lease to a perfect condition of upkeep, cleanliness and repair), and return them free of any furniture, fixtures, wiring not accepted by the LESSOR using his option pursuant to article 8.6 of this lease.

For this effect, four months at the latest before the expiry of the lease, or on his effective departure, if this is first, a joint report on the condition of the RENTED PREMISES will be carried out, a report which will show the repairs incumbent on the LESSEE and the work to restore the premises to their initial condition by the LESSEE.

The LESSEE must carry out at his costs all repairs by the expiry date of the lease or on his effective departure date if this is first, under the control of the LESSOR’s project manager, whose fees he will bear, except in relation to the opening up and removal of wiring.

14.3.     In the event that the LESSEE does not carry out the repairs within the above deadlines, as well as in those cases where he does not respond to notification from the LESSOR, the LESSOR will have the amount of said repairs legally valued. As required, jurisdiction is assigned to the judge in chambers of the Tribunal de Grande Instance for the place in which the PROPERTY is located to designate any expert for this effect.

The parties may agree that restoration work is carried out by the LESSOR, at the cost of the LESSEE, under the condition that, prior to his departure, an agreement is reached as to the description, estimate and deadline for the completion of said work.

14.4.     In the cases described in paragraph 14.3, the LESSEE shall be liable to the LESSOR for compensation pursuant to article 19.6, plus charges, calculated on a pro rate temporis basis during the time the RENTED PREMISES must be unavailable to allow the repairs incumbent on the LESSEE to be carried out beyond the expiry of the lease.

•              ARTICLE 15: TAXES AND CHARGES

15.1.     The LESSEE must pay municipal, police and highway charges, personal and property contributions, rental fees, professional fess and all other taxes, royalties, fees and other expenses, present or future, relating to the RENTED PREMISES and their use, and to which tenants are ordinarily bound, such that the LESSOR will not be concerned in this matter.

He must provide evidence of their payment when required by the LESSOR, eight days at least before the return of keys.

15.2.     The LESSEE must reimburse the LESSOR, as well as rent, charges, land tax, fees for cleaning and removal of household waste, the “annual tax on office premises, commercial premises and storage premises” affecting the PROPERTY and the RENTED PREMISES, as well as all costs and fees relating to the PROPERTY and the RENTED PREMISES that may subsequently replace said taxes and charges and/or created, such that the rental is net of any tax and charges for the LESSOR.

15.3.     Generally, he must reimburse the LESSOR with charges the share of any new tax, charge or royalty, municipal, regional national or European corresponding to the RENTED PREMISES, which might be created.

15.4.     Reimbursements carried out pursuant to articles 15.2 and 15.3 will be carried out on receipt of the invoice from the LESSOR or his agent, or if this latter prefers, under the following conditions:

•  quarterly payment, on top of rent and charges, of a provision corresponding to a quarter of the forecast annual amount of the tax or charge,

•  after settling the annual account, payment by the LESSEE, in the eight days following the call made by the LESSOR, of any supplement, or deduction of the remainder from the following quarterly instalment.

15.5.     The aforementioned taxes and fees shall be, as applicable, like the main rent, subject to current VAT.

•              ARTICLE 16: CHARGES

16.1.     The parties mutually agree that the lease is deemed net of all charges for the LESSOR. Consequently, the LESSEE must, as well as rent,  reimburse the LESSOR for share of all charges, contributions and expenses of any type, taxes included, relating to the RENTED PREMISES and the PROPERTY, under the following conditions.

The aforementioned charges include, without this list being limitative:

•    Costs for consumption of lighting, water, heating, air conditioning, ventilation pertaining to the PROPERTY, and generally all consumption of fluids of any type,

•    costs for maintenance, cleaning and upkeep of all communal areas or those used by the PROPERTY as a whole, including devices and equipment and affecting,  in particular, flooring, floor or wall covers, walls or partitions, external facades, internal paths and courtyards, if any.

•    decor and any flowers and plants, as well as the cost of landscaping green areas,

•    the purchase cost of material, tools, fixtures, furniture, horizontal or vertical signs, whatever systems installed, informative material for customers located in the PROPERTY or outside, all systems of control, surveillance and other elements necessary for the security and general interest of the PROPERTY, etc., the cost of their upkeep, repair, modification or replacement, and generally the renewal of all equipment and technical installations necessary for the management and operation of the PROPERTY,

•    all work involving communal areas used by the PROPERTY as a whole, and all work affecting equipment relating to the operation and security of the PROPERTY, such as lifting equipment, heating and air conditioning facilities, ventilation and smoke removal facilities, high and low voltage electrical facilities, generators, back up pumps for water, waste networks etc. and resulting:

1°  either from secondary work

2°  or from upkeep, restoration, major or minor repairs, without distinction, with the exception only of these repairs pursuant to article 606 of the civil code, which shall be borne exclusively by the LESSOR,

3°  or replacement, repair or creation,

4°  or improvement or renovation when necessary to maintain the status of the PROPERTY,

and, even if the work pursuant to 1, 2, 3 and 4 above is caused by wear and tear, by derogation to article 1755 of the civil code. the development of techniques, the obsolescence of material and equipment, maintenance of the status of the PROPERTY, it being understood that the LESSEE is notified of the fact that the maintenance of the status of the PROPERTY, its development, obsolescence and/or wear and tear of work and equipment comprising it may generate renovation or decorative work necessary to maintain the status of the PROPERTY for its occupants,  tenants or their customers, all resulting costs being re-invoiced to the LESSEE.

•    costs and royalties deriving from surveys and the completion of the above work, including research costs and royalties and those for the project manager, including costs for studies prior to work being carried out,

•    costs for removal and sorting of common waste,

•    costs for the PROPERTY’s security service, inasmuch as thus is carried out by the LESSOR or his agents,

•    remuneration, including social charges and related costs, of personnel assigned to management, supervision, security, maintenance or cleaning of the PROPERTY and all facilities, or costs deriving from the use of external companies in this respect.

•    insurance brokerage fees and all insurance premiums taken out by the LESSOR for the entire PROPERTY, communal areas, as well as the layout and furnishing of communal areas, in particular, without this being limitative, insurance against fire and explosion, vandalism and broken glass, civil liability, water damage – accident release and leaks of automatic extinguishers,

•    management fees for the PROPERTY, which will have a ceiling of 3% excluding tax of the annual rent excluding charges.

It is specified herein that charges for the RENTED PREMISES will be distributed either according to the surface area, or on a pro rata basis of the share of general charges assigned to RENTED PREMISES, and on a pro rata basis of the number of parking spaces for specific car park charges.

It is also specified that these charges have been calculated in line with an hourly schedule for the operation of the PROPERTY.

In the event that, on a regular basis, the LESSEE is to use the RENTED PREMISES for a significantly longer or different timescale, the LESSOR will have a right to consequently increase the share of charges borne by the LESSEE, to take account of the surcharges caused and not penalise the other tenants of the PROPERTY. From this viewpoint, both increased operational charges and surcharges caused by greater wear and tear of certain equipment will be taken into account.

Also, subject to any internal regulations of the PROPERTY, conditioned air, if this service exists, will be provided to the office at least during the normal opening hours of same, namely 9h to 10h, from Monday to Friday inclusive.

The LESSEE is prohibited from bringing any claim if the days or times for the provision of air conditioning exceed is own requirements. In particular, he may not make objections in relation to his participation in charges.

Generally, the LESSEE may not make any objections in relation to his participation in charges, in particular as to the interest and use he makes of the PROPERTY’s equipment and services.

16.2.     The aforementioned charges are subject to VAT and are payable as follows:

The LESSEE will pay at the beginning of each quarter, by bank deposits provided for above, as well as rent, a provision to cover the aforementioned charges and corresponding to a quarter of the annual amount planned, it being specified that charges are due:

• as of the date the lease takes effect; the provision due being, then, calculated on a pro rate temporis basis, based on the remaining period of the current quarter,

• until the departure of the LESSEE; charges being calculated pro rata temporis until the return of keys.

The LESSOR may, at all times, adjust the aforementioned provisions depending on changes to budgets or charges defined after each year.

If possible during the first half of each calendar year, The “LESSOR” or his agent will draw up the accounts for the previous year, send them to the LESSEE, claiming from him the supplement due in the event that there are insufficient provisions, or crediting him with the excess paid, as applicable. In the first case, the LESSEE agrees to pay the supplement due within 10 days of reception of the invoice from the LESSOR.

16.3.     The LESSEE must also directly pay for any personal consumption, in particular water, electricity, heating, coolant (costs for production of cool air), telephone, according to the results of meters and statements, as well as any insurance premiums.

He will pay, also, regularly, his salary and social charges (URSSAF, ASSEDIC contributions, etc.), as well as payment of VAT relating to the operation of his business.

In this respect, it is indicated that if, due to impossibility, the LESSOR has to pay certain expenses on behalf of the LESSEE, the latter agrees to reimburse him at first request. This may be, in particular, the case for water charges, if RENTED PREMISES do not have specific metres and, as a result, consumption cannot be metered separately.

•              ARTICLE 17: ENVIRONMENT – SANITARY CONTROLS

17.1.     The LESSOR will maintain the PROPERTY in a standard of comfort, safety, health and hygiene usually observed for comparable properties, to the limit of his incumbent responsibilities. Nevertheless, the LESSOR will not be bound by any obligation of results relating to the condition of construction and work on infrastructures and superstructures, the condition of the soil or sub soil, the total absence of asbestos, lead, legionnaires or any other polluting substance, the absence of defects of any type, apparent or hidden, wear and tear and regulations in force.

17.2.     The LESSOR has carried out a diagnostic in the RENTED PREMISES pursuant to decrees on the protection of the population against health risks linked to exposure to asbestos, and numbers 96097 of 7 February 1996, 970855 of 12 September 1997, 2001-840 of 13 September 2001 (modifying decree n. 96-97) and 2002-839 of 3 May 2002.

The LESSEE declares that he is aware of the asbestos diagnostic report carried out by VERITAS under the reference “Asbestos Technical File 2005 - 003622 1483345/002/001B/SP”, a copy of which has handed over on 6 January 2006; the LESSOR, who is not an expert in the matter, in no way guarantees the contents and accuracy of this report, which the LESSEE expressly recognises.

17.3.     For the execution of work he will carry out, both at the beginning and during the lease, the LESSEE agrees not to use any material likely to present a danger to health and safety of the occupants of the RENTED PREMISES and the PROPERTY.

If the material he has used become prohibited by new provisions, he will make any resulting consequences his personal business: investigation, diagnostic, removal or others, whether this work is pursuant to article 606 of the civil code or may have in the meantime been accepted by the LESSOR or the LESSEE has been freed from any commitments under the lease as a result of it expiring in the event of notice or cancellation, all without any claim possible against the LESSOR.

17.4      In the context of the work covered by paragraph 1 of article 17.3, all controls, verification and work to which the RENTED PREMISES, fixtures, installations and equipment that they contain, may be subject, due to existing or future regulations relating to the safety of persons or objects, will be fully borne by the LESSEE, who waives any claim against the LESSOR for deterioration and problems with usufruct that may result.

17.5.     When any other regulation applies:

• the LESSOR must analyse at least once a year the quality of air, hot and cold water used in the RENTED PREMISES.

• He must, also, audit, if they exist in his RENTED PREMISES, kitchens, cold rooms and storage areas, using a specialist laboratory, at least twice a year.

These different inspections must be notified to the LESSOR, who must also be immediately informed of any anomaly observed.

17.6.     Finally, the LESSOR must inform the LESSOR in writing of any epidemic or serious accident occurring in the immediate surroundings of the RENTED PREMISES, within 48 hours of the occurrence of the accident, as soon as he becomes aware of it.

•              ARTICLE 18: MODIFICATIONS – TOLERANCE - INDIVISIBILITY

18.1.     Any modification to this agreement may only result from a bilateral agreement. This modification may in no case be deduced, either from the passivity of the LESSOR or his agents, or mere tolerance, whatever the frequency and duration, the LESSOR always remaining free to request at any time the strict application of clauses and stipulations which have not been modified in writing.

If, for the duration of this lease, it tacit extension or any renewals, the LESSOR transfers ownership of the PROPERTY, by any legal means, to a third party of his choice, whether this is a physical person or a legal entity, this lease shall be, automatically, transferred to the new lessor and this latter will ex officio be subrogated on this transfer to the LESSOR in all rights and obligations resulting from this lease, both actively and passively, without this substitution henceforth accepted by the LESSEE giving rise to a novation of this lease.

18.2.    The lease is declared, particularly in the event that a partial sub let is authorised, indivisible to the sole benefit of the LESSOR. In the event of co-tenants under this lease, transfer or death, the obligation of co-tenants will be deemed joint and several.

18.3.     If the LESSEE is, following transfer, a physical person, then, in the event of the death of the LESSEE, his heirs or representatives will be joint and several, both in relation to payment of rent, charges and accessories, and the execution of all clauses of this lease, and without invoking the benefit of negotiation.

They will also bear, and under the same conditions, notification costs pursuant to article 877 of the Civil Code,

•              ARTICLE 19: TERMINATION CLAUSE – JURISDICTION - SANCTIONS

19.1.     It is expressly stipulated that, in the event of failure to pay a single rental payment, fraction of payment or rental reminder, occupation indemnity due in the event of continuance in the location pursuant to article L.145-28 of the Code of Commerce, charges, accessories or penalties when due, reconstitution of the guarantee deposit and/or its supplement, or in the event of breach of any of the conditions of this lease and its appendices, and one month after an order or notification by writ has gone unheeded, this lease shall be, if the LESSOR deems it appropriate, cancelled ex officio, even in the event of payment or execution subsequent to the expiry of the above deadline.

19.2.     Jurisdiction is assigned, as required to the Magistrate in chambers for the location of the PROPERTY to rule breach and implementation of this clause and rule the eviction of the LESSEE.

19.3.     In the event of failure to pay any sum due pursuant to this lease or subsequent documents, the amount of each amount due fully or partly will be, at the end of fifteen days from this due date, increased by 10% by way of fixed penalty, without prejudice to the application of any termination clause.

By express agreement, this penalty will apply ex officio at the expiry of the aforementioned deadline, without any notification required.

19.4.     Also, any sum due under this lease, including the fixed penalty pursuant to article 19.3 above, which is not paid exactly when due, will bear interest as of this date, without any prior notice being necessary - the LESSEE being notified by the mere expiry of the due date -, at the rate determined below:

• : T = average monthly rate of the EONIA (EUROPEAN OVERNIGHT INDEX AVERAGE, as calculated on a day to day basis under the supervision of the European Network of Central Banks) plus 400 base points (namely 4$) a year (for example, if the average monthly rate is 5%, the rate applied shall be 5% + 4%, namely 9%).

In the event that, for any reason whatsoever, the EONIA rate disappears, the parties agree to replace it with:

• either the replacement rate,

• or, in the absence of this, the average bank rate for banks who are members of the “French Association of Banks” or any body replacing this latter, as applicable,

• or any other rate set by an expert; expert fees deriving from this being borne 50/50 by the LESSEE and the LESSOR, who are bound by them.

Interest will be due as of the due date of each sum in question, pursuant to article 1155 of the civil code and, if they are due at least for a full year, they will bear interest pursuant to article 1154 of the Civil Code.

19.5.     In the event of cancellation or eviction, the guarantee deposit and rental paid in advance, if any, will be kept by the LESSOR by way of compensation, without prejudice to more significant damages and the provisions of article 1760 of the civil code. By express agreement of the parties, it is understood that these sanctions do not contradict those provided for in the aforementioned article 2.4, which only concern the effects of non respect by the LESSEE of the fixed lease period.

19.6.     The occupation indemnity borne by the LESSEE on the event that he does not leave the RENTED PREMISES after ex officio or legal termination, or the end of the lease following notice, will be drawn up on a one off basis based on the overall rent for the last rental year, plus 50%, plus any rental accessories.

19.7.     By express derogation of articles 1253, 1254 and 1256 of the Civil Code, the deduction of payments made by the LESSEE will be carried out by the LESSOR in the following order:

•  recovery and procedural costs,

•  damages, penalties,

•  interest,

•  guarantee deposit, readjustment of the guarantee deposit,

•  owed rental or occupation indemnities: it is specified that in relation to this last item, the deduction will be carried out as a priority by the LESSOR on sums which have not been subject to any dispute,

•  provisions on charges.

Within each of these posts, priority will be given to annexed or accessory premises over the main premises.

19.8.     Costs and royalties of any type incurred by the LESSOR to respect rights pursuant to this agreement and, in particular, and without this list being limitative, those relating to summonses, legal proceedings, interim or executory measures laid down by bailiffs as well as all expert costs and royalties, and for the lifting of inscriptions and notifications that may be necessary pursuant to articles L.145-5 to L.145023 of the code of commerce, will be borne by the LESSOR, who is bound by them, and invoiced with the following payment; this provision covers, also legal costs and fees, when these do not exceed normal market levels.

•              ARTICLE 20: DECLARATIONS BY THE LESSEE

20.1.     The LESSEE declares that he has all powers necessary to sign this contract.

20.2.     He declares that, on the day this lease is signed, he is solvent and able to pay the contractual rental amount defined above.

20.3.     The LESSEE declares that he will take personal responsibility, for the duration of this lease, to carry out all legal, fiscal and administrative formalities relating to operation in the RENTED PREMISES, and that he will carry out, consequently, all declarations and will pay all taxes and charges pursuant to legislation in force, such that the LESSOR need never be concerned in this respect. More specifically, the LESSEE agrees, once this lease is signed, to respect all provisions of article L 324-10 of the Employment Code relating to the prohibition on undeclared work, and those of article R 324-4 of the Employment Code in application of article L 324-14 of the Employment Code.

Otherwise, the LESSEE agrees in respect of the LESSOR, irrevocably, to guarantee the latter against all consequences of any breach of the above obligations.

•              ARTICLE 21: MISCELLANEOUS

21.1.     This lease will be registered at the request of the LESSOR and at his costs.

21.2.     This contract and its appendices are the sole agreement between the parties; it cancels and replaces any agreement or letter or act which may have been signed prior to this date by the parties in relation to the lease of the RENTED PREMISES.

Consequently, the LESSEE agrees not to rely, against the LESSOR, any documents, pamphlets, information or other documents relating to the RENTED PREMISES and the PROPERTY, provided by this latter or any other person, or which he may be aware of.

21.3.     The contents and accuracy of all documents, including those reproduce in the appendices of this lease - issued by any body, knowledgeable person, expert, third party, which have been or will be handed over to the LESSEE by the LESSOR or his agents will not be guaranteed by the LESSOR or his agents, said documents only binding their authors, this being expressly accepted by the LESSEE.

Consequently, the LESSOR may not use them to bring a claim against the LESSOR and/or his agents.

21.4.     The fact that either party does enforce a breach by the other party of any of the obligations herein, whether temporary or permanent, will not be interpreted as a waiver of the obligation in question.

Consequently, the party who does not enforce this breach may at any time require the other party to respect the obligation in question.

21.5.     The deadlines stipulated herein will be broken down pursuant to the provisions of articles 640 to 642 of the New Civil Procedure Code.

21.6.     Except when otherwise stipulated herein, or in legal or regulatory provisions, all notifications pursuant to this agreement will be validly made by registered letter with notification of receipt.

They will be deemed made on first presentation.

•              ARTICLE 22: RENEWAL OF THE LEASE OR REFUSAL TO RENEW

22.1.     Renewal of the lease

22.1.1.   Duration of the renewed lease

Any renewals of this lease will each last for 9 (NINE) years, with a three yearly cancellation option for the LESSEE.

The same applies to successive renewals.

22.1.2.   Rent for the renewed lease

As an essential and determinant condition of this lease, it is stipulated that, in the event of renewal, the rental for the renewed lease will be set at the market rental value as defined in article 22.1.3 below.

All other clauses and conditions in the lease will be maintained and applied in the context of the renewed lease.

22.1.3.   Market rental value

The rental value on the date the renewal takes effect will in all cases be calculated in comparison with market rental, namely:

• rental agreed between an owner and his tenant for premises free of any occupation, and excluding any concept of renewal, and in no case set legally, for the 12 months prior to the date the renewal takes effect,

• for real estate comparable to the PROPERTY, in other words property of the same type as the PROPERTY located in Paris, within the scope described below in appendix 4, and having the same characteristics as the PROPERTY, same prestige, standard of quality, construction, integrated services, technological equipment, functionality, use of space, modernity and same collective services, except when these elements are lacking and there are other benchmark criteria, under the condition nevertheless that they are comparable.

If comparison rental appears over or under valued, then, as applicable, it is necessary to look into and take into account the amount of work carried out by tenants – excluding useful work carried out for fixtures and fittings – or by the lessors in question, entrance indemnities and franchises agreed by the owner, rentals, charges or taxes as well as the affect of the agreed progressive nature or variation of the rent, for the duration of the lease.

This article is determinant on the will of the parties, without which they would not have agreed this lease, and is binding on any expert giving his opinion on the rental amount.

22.1.4.   Determination of the market rental value

The rental value on the renewal date will be established, in all cases where applicable pursuant to this lease, according to the following provisions, from which the parties may in no case derogate.

•    The rental value shall be, in the absence of agreement between the parties, irrevocably set by an expert chosen from the list of members of the “AFREXIM”, it being specified that the expert should not have worked for either party within the 12 months prior to his appointment. Expert fees will be borne 50/50 by each party.

•    In the event that (i) the parties have not been able to agree on the name of the expert or (ii) all experts have worked for one of the parties within the 12 months prior to their appointment, or (iii) the aforementioned list no longer exists, the first party to do so shall refer to the President of the Paris Commercial Court ruling in chambers, who will appoint an expert.

The expert will act, in the interest of all, at the urging of the third party responsible for setting the sales price pursuant to article 1592 of the civil code. He must respect the adversarial principle.

The expert must render his decision within 60 days of being appointed, unless an extension is requested jointly by the parties, or by the expert with the agreement of the parties, and his decision shall be irrevocably binding on the parties and not subject to appeal.

This article 22.1.4. does not affect, however, the option for the LESSOR to refuse renewal of the lease nor that of the LESSOR to terminate the lease pursuant to article 22.1.5 below.

22.1.5.   Option right

By express agreement of the parties they must, at the latest within the month following the notification of decision of the expert pursuant to article 22.1.4 of the lease, draw up a new lease under the rental conditions set by the expert, unless the LESSEE waives renewal or the LESSOR refuses renewal:

a)  If, within one month, the LESSEE waives the renewal of the lease, he must notify the LESSOR of his decision by extra-judicial act. In this case, the lease will end at the expiry of a minimum period of nine (9) months and a maximum of 18 months, at the choice of the LESSEE, following the date of notification by the LESSEE of his decision to benefit from this clause, by express derogation of custom deriving from article L.145-57 paragraph 2 of the Code of Commerce.

Consequently the LESSEE may only release the premises at the end of the aforementioned 9 month period and shall remain bound, during this period, by all obligations resulting from this lease, with the exception of rent, which shall be set under the conditions of article 22.1.3 of the lease, and which shall apply on the date the renewal takes effect until the LESSEE leaves the premises.

The LESSEE shall notify the LESSOR of his departure date by extra-judicial act notified at least 9 (nine) months in advance. In the absence of any notification 9 (nine) months before the expiry of the maximum deadline of 18 months stipulated above, the departure date of the LESSEE shall be deemed at the expiry of said 18 month deadline.

b)  If, within one month, the LESSOR refuses the renewal of the lease, he must notify the LESSEE of his decision by extra-judicial act. In this case, eviction and occupation indemnities and the conditions for the departure of the LESSEE will be determined under the conditions of article 22.2 of the lease.

22.2.     Refusal to renew the lease

The parties intend to submit to an expert, following the procedure provided for this effect in article 22.1.4 above:

• the establishment of the eviction indemnity due under the terms of article L. 145-14 of the Code of Commerce after refusal of renewal has been notified with an offer to pay the eviction indemnity or exercise the option right describe above,

• and/or the establishment of the occupation indemnity due until the return of the RENTED PREMISES in application of article L. 145-28 of the Code of Commerce, which shall be determined pursuant to article 22.1.3 above.

Expert fees and royalties shall be borne 50/50 by each party.

The return of RENTED PREMISES must take place at the end of a minimum period of 6 months and a maximum of 15 months, at the choice of the LESSEE, following either (i) in the event of notification by the LESSOR to the LESSEE of notice without an offer to renew and with an offer of an eviction indemnity, the expiry of the deadline for the LESSOR to exercise his option of a right to change his mind, as described below, or the notification by the LESSOR to the LESSEE that he will not exercise this right, or (ii) notification by the LESSOR that he will exercise his option right pursuant to article 22.1.5(b).

The LESSEE must notify the LESSOR of his departure date by extra-judicial act notified at least 6 months in advance. In the absence of any notification 6 months at the latest before the expiry of the maximum deadline of 15 months given above, the departure date of the LESSEE shall be deemed set at the expiry of said 15 month deadline.

The payment of the eviction indemnity to the LESSEE shall take place within 15 working days following notification by the LESSOR of his departure date pursuant to the preceding paragraph or, as applicable, in the absence of notification within said deadline, 15 working days as of the first request from the LESSEE to the LESSOR, and against presentation by the LESSEE to the LESSOR of an independent bank guarantee at first request for an amount equivalent to the eviction indemnity, and substantially complying with the model attached in appendix 2. This guarantee shall be returned to the LESSEE on the date he effectively leaves the RENTED PREMISES.

In any event, the LESSEE is prohibited from leaving the RENTED PREMISES and returning the keys to the LESSOR before the expiry of the deadline provided to exercise his right to change his mind, as stated above.

This article 22.2 in no way affects the option of the LESSOR, after giving notice of refusal to renew, to exercise his right to change his mind until the expiry of one month as of notification of the expert’s decision, it being his responsibility to agree to the renewal of the lease whose conditions, in the event of disagreement between the parties, will be set under the conditions defined in article 22.1 above.

•              ARTICLE 23: SERVICE ADDRESS

The LESSOR chooses the service address as his registered address, as mentioned in the introduction.

As for the lessee, he chooses his registered address or domicile until the date the lease takes effect, from which date it will be at the rented premises, for any notification, procedure, interim or executory measure.

•              ARTICLE 24: COMPANY CANTEEN

24.1.    It is specified that inside the RENTED PREMISES, a company canteen (including a kitchen, a catering area and patios) is operated by the LESSEE and covered by regulation governing company canteens.

The LESSEE agrees to carry out or have carried out by any third party professional, for the duration of this lease, and any extensions or renewals, the operation and management of the company canteen, its equipment and any related equipment, all at his exclusive costs, the LESSEE therefore obliged to bear, in particular:

•        charges relating to cleaning, upkeep, operation or repairs to the company canteen and its facilities or equipment, as well as their replacement,

•        charges relating to the renewal of facilities or equipment of said company canteen,

and, whatever the method of operation and management of said company canteen..

The LESSEE agrees to meet all requests for access to the company canteen for tenants of floors 3 and 4 (personnel, trainees, temporary workers, company providers and all other personnel related to tenants) in return, at the option of the LESSOR, plus the cost of the meal: trainees, temporary workers, company providers and all other personnel related to the tenants) in return, at the choice of the LESSOR, on top of the cost of the meal:

•         for either a fixed cost of €17 (seventeen euros) excluding tax per m2 (value at Q2 2005) applied to the rental surface area of future tenants of floors 3 and floor,

•         or a fixed sum of €3 (three euros) excluding taxes (value at Q2 2005) per meal.

In the event that a sub let or an agreement with a liquidator to manage a company in liquidation, or a transfer of the lease right is authorised by the LESSOR, the LESSEE will remain bound in respect of the LESSOR by this operation to operate and manage the company canteen jointly with his sub tenant or lessee-manager such that the company canteen continues to run under the same conditions as those contained in this lease.

24.2.    Any violation of this article is subject to the provisions of article 19 above.

DRAWN UP IN PARIS, 31 JANUARY 2006

IN 2 ORIGINAL COPIES, AN ORIGINAL OF WHICH WAS ISSUED, AFTER BEING READ, TO EACH PARTY.

The “LESSOR”                                                                                                   The LESSEE,

LIST OF APPENDICES

Appendix 1:	Plans of RENTED PREMISES

Appendix 2:	Model of a first request bank guarantee.

Appendix 3:	Work carried out by the LESSEE in the context of the financial participation of the LESSOR.

Appendix 4:	Location map of similar properties.

Appendix 1:

Plan of RENTED PREMISES

Appendix 2:

MODEL OF FIRST REQUEST

BANK GUARANTEE

The undersigned                    A public limited company with capital of                 euros, registered in the list of French banks under number                  and having its registered address in PARIS                  identified by number              ,                     companies register.

Represented                  acting in the capacity as                  duly authorised for this purpose,

(henceforth referred to as the “GUARANTOR” or the “BANK”),

After recalling that it has been brought to his attention:

That the company                   , a                  company with capital of                       euros having its registered address in              (        ) –                           , registered in the PARIS companies’ register under number                       ,

(Henceforth referred to as the “BENEFICIARY”),

has granted the company        , a          company with capital of                  euros having its registered address in                    (         ) –                        , registered in the PARIS companies’ register under number                 ,

(Henceforth referred to as the “DEBTOR”),

a lease contract dated                       ; (taking effect                      ), (henceforth referred to as the “LEASE”), affecting various premises for office use [plot/s:                ] and      parking places, located in                  (                ) -                   ;,

1.   The BANK declares that it unconditionally and irrevocably agrees to pay the BENEFICIARY and all successive owners (the expression “THE BENEFICIARY” also covering said successors pursuant to the provisions of § 9 above), at the first request of the BENEFICIARY, all sums pertaining to this request, respecting the forms provided for § 4 below, shall indicate as being due to the BENEFICIARY to a maximum amount of                       € (                 euros), (Henceforth referred to as the “Amount Guaranteed”),

This amount should be indexed in line with the INSEE construction cost index, the benchmark index being                 or

2.   This first request guarantee may be enforced by the BENEFICIARY, in one or several batches, each payment by the BANK pursuant to this agreement ex officio reducing the amount guaranteed by the appropriate amount.

3.   This guarantee, contracted directly with the BENEFICIARY, is a direct, unconditional and irrevocable obligation on the part of our BANK, independent and autonomous in relation to the aforementioned LEASE, and being bound to execute it notwithstanding any exceptions or claims, in particular those bearing on the fundamental relationship or the relationship which joins it to its principal.

4.   Thus the BANK agrees that the payment to the BENEFICIARY will take place within 8 days of reception by the BANK, at the registered address mentioned above, of a registered letter with notification of receipt from the BENEFICIARY, containing the reference number and date of this guarantee, the amount of payment requested and stating that the sum requested is owed by the DEBTOR to the BENEFICIARY.

Any sum not paid by the BANK pursuant to this guarantee within this deadline will bear interest at the legal rate plus 300 base banking points.

5.   The BANK is prohibited from opposing any exception or dispute against the BENEFICIARY or any type, in particular in the event that the guaranteed DEBTOR contests the debt fully or partially, by any method whatsoever, or if any of the obligations contracted by the latter is cancelled, terminated, rescinded or cannot be executed for any reason whatsoever, or if execution of his commitment is differed for any reason whatsoever, even in the event that a deadline extension is granted (which the BENEFICIARY may freely grant, or to which he may agree without any restriction) in favour of the DEBTOR.

6.      All provisions in this first request guarantee will retain full effect in the event of cessation of payments, bankruptcy, amicable settlement, liquidation, bankruptcy or similar situation on the part of the DEBTOR.

In particular: all provisions of this obligation will retain full effect, whatever the development of the financial or legal situation or legal form of the DEBTOR or, in the event of modification or disappearance of de facto or legal links or relationships between the BENEFICIARY and the DEBTOR.

7.      All sums paid by the Bank will be net and free of all charges, expenses, taxes and costs of any type whatsoever, present or future.

8.      This first request guarantee will remain in force and will take fill effect until the expiry of a one month deadline following:

• either the departure of the DEBTOR following notice given under the conditions of the LEASE,

• or the renewal of the LEASE and the correlative issuance by the DEBTOR of a new guarantee.

9.      By express agreement, the Bank, in the event of transfer of ownership of the premises affected by the LEASE, in particular in the case of sale or contribution to another company, this first request guarantee will ex officio benefit the new owner of the premises.

10.    All costs of this agreement, as well as follow up documents or their consequences, will be borne by the GUARANTOR.

11.    For the application of this agreement, reference shall be made to legislative and regulatory texts applicable in France as well as current custom in France.

12.    The BANK chooses address of service at its registered address. Any dispute relating to this guarantee will be subject to the jurisdiction of the PARIS courts, French law being applicable, all legal, including lawyers’, fees borne by the BENEFICIARY at the sole cost of the GUARANTOR.

Drawn up in

On the

Written comment “Approved for guarantee of the
sum of €               (              ).

Appendix 3:

Work carried out by the LESSEE in the context of the financial participation of the

1.          Air conditioning work

1.1. Production and supervision

•           Replacement of central air conditioning controls and regulation of hot and cold water production

•           Upgrading of blowing and extraction networks: balancing and replacement of pressure regulation valves

•           Upgrading the existing CTM: addition of supervision points, upgrade of software and supervision material

•           Securing generator coolants

1.2 Distribution (other than the 3rd and 4th floors)

•           Replacement of convector fan controls and cassettes

•           Replacement of faulty convector fans

•           Ducting of fresh air

•           Securing IT room coolants

•           Installation of a CTM covering all convector fans and heating/air conditioning cassettes

2.          Work securing floor bearings

•           Securing access to floor bearings, excluding those of the 3rd and 4th floors, with the placement of airtight chambers, access control and security equipment

•           installation of cassette cooling system in closed airtight chambers

3.          Various work,

•           Verification and adjustment of windows opening onto the central patio of the property

•           Replacement of faulty nosing on emergency staircases

•           Renewal of lighting on emergency stairs (replacement of brackets)

•           Placement of new vegetation in internal patios, replacing a palm tree at the end of its life.

•           Placement in the basement of an independent back up pump to avoid the risk of hundred year flooding

•           Changing elements of the company canteen: washing machine, hot water cylinder, oven, windows, hob and coffee machine

Appendix 4:

Location map of similar properties.